Exhibit 99.1

Media Inquiries:                                Investor Inquiries:
Alex Alias                                    Michael McCarthy
669-242-8034                                    919-425-8330
alalias@avaya.com                                 mikemccarthy@avaya.com

Avaya Reports Fourth Quarter and Fiscal 2021 Financial Results, Provides Fiscal 2023 and Fiscal 2024 Targets

Q4 revenues of $760 million; FY21 revenue $2.973 billion - an increase of 3.5% year over year
Avaya OneCloud™ ARR for Q4 increased 177% year over year to $530 million
Cloud, Alliance Partner and Subscription revenue was a record 44% for Q4 and 40% for FY21
Signed 119 deals with TCV greater than $1 million, 18 over $5 million and 7 over $10 million in Q4

Raleigh-Durham, NC, - November 22, 2021 - Avaya Holdings Corp. (NYSE: AVYA) today reported financial results for the fourth quarter of fiscal 2021 ended September 30, 2021.

Financial Highlights
•Q4 Revenues of $760 million and fiscal 2021 revenues of $2.973 billion. Fiscal 2021 revenue includes an adjustment of approximately $15 million for the cumulative effect of an understatement of revenue in prior periods(1)
•OneCloud ARR (Annualized Recurring Revenue) was $530 million, up 25% sequentially and 177% from a year ago
•CAPS (Cloud, Alliance Partner and Subscription) was 44% of revenue, up from 33% a year ago; and 40% for fiscal 2021
•For fiscal 2021, software and services were 88% of revenue, flat year over year
•Recurring revenue was 66% for fiscal 2021, up from 63% a year ago
•GAAP Operating income was $33 million and Non-GAAP Operating income was $145 million; for fiscal 2021 GAAP Operating income was $180 million and Non-GAAP Operating income was $602 million
•GAAP Net income was $6 million and Non-GAAP Net income was $74 million; for fiscal 2021 GAAP Net loss was $13 million and Non-GAAP Net income was $304 million
•Adjusted EBITDA was $179 million, 23.6% of revenue, down 290 basis points year over year; for fiscal 2021 Adjusted EBITDA was $719 million, 24.2% of revenue
•GAAP Earnings Per Share of $0.06 and Non-GAAP Earnings Per Share of $0.77; for fiscal 2021 GAAP Loss Per Share was $0.20 and Non-GAAP Earnings Per Share was $3.16

•Ending cash and cash equivalents were $498 million

“Fiscal year 2021 for Avaya was a year marked by many firsts, and the outstanding results we delivered exceeded expectations on most every front. Most impressive is the fact that we reversed over a decade of annual revenue declines, delivering year over year growth closing up approximately $100 million, while we also grew ARR 177% to $530 million,” said Jim Chirico, President and CEO of Avaya. “This year marked a real and substantive milestone for the company and I couldn’t be prouder of the performance or more thankful for the commitment of our customers and partners and performance of our global team as we’ve navigated a purposeful and deliberate journey of transformation to be an enterprise cloud leader.”

	GAAP			Non-GAAP (2)
(In millions, except percentages)	4Q21	3Q21	4Q20	4Q21	3Q21	4Q20
Revenue(1)	$760	$732	$755	$760	$732	$755
Gross margin	54.6%	55.6%	55.4%	60.4%	61.5%	61.3%
Operating income	$33	$41	$74	$145	$146	$170
Net income	$6	$43	$37	$74	$73	$86
Earnings per share - Diluted	$0.06	$0.43	$0.39	$0.77	$0.75	$0.93

	GAAP		Non-GAAP (2)
(In millions, except percentages)	FY21	FY20	FY21	FY20
Revenue(1)	$2,973	$2,873	$2,973	$2,873
Gross margin	55.5%	55.0%	61.4%	61.3%
Operating income (loss)	$180	$(455)	$602	$610
Net (loss) income	$(13)	$(680)	$304	$309
(Loss) earnings per share - Diluted	$(0.20)	$(7.45)	$3.16	$3.03

(In millions, except percentages)	4Q21	3Q21	4Q20	FY21	FY20
Adjusted EBITDA(2)	$179	$173	$200	$719	$710
Adjusted EBITDA margin(2)	23.6%	23.6%	26.5%	24.2%	24.7%
Cash (used for) provided by operations	$(5)	$11	$70	$30	$147
Cash and cash equivalents	$498	$562	$727	$498	$727

Additional Fourth Quarter Fiscal 2021 Highlights
•Total Contract Value ("TCV") of $2.0B*
•Added approximately 1,600 new logos
•Significant large deal activity with 119 deals over $1 million TCV, 18 over $5 million TCV and 7 over $10 million TCV
•~20% of OneCloud ARR came from customers generating $5 million or more in annual recurring revenue
•~60% of OneCloud ARR came from customers generating $1 million or more in annual recurring revenue
•~95% of OneCloud ARR came from customers generating $100K or more in annual recurring revenue
•~60% of OneCloud ARR came from Contact Center customers

(1) During fiscal 2021, the Company identified an understatement of revenue by $3 million and $5 million in the Consolidated Statements of Operations for fiscal 2020 and 2019, respectively, and in an understatement of the opening Retained earnings adjustment recorded upon adoption of Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers" by $7 million. The Company concluded that the impacts were not material to the current period or any prior period financial statements. As a result, the cumulative effect of the understatement was recorded during fiscal 2021, resulting in an increase to Revenue and Provision for income taxes and a decrease to Net loss of $15 million, $2 million, and $13 million, respectively, predominantly within the Products and Solutions operating segment.

(2) Non-GAAP gross margin, Non-GAAP operating margin (used below), Non-GAAP operating income, Non-GAAP net income, Non-GAAP earnings per share, adjusted EBITDA, adjusted EBITDA margin and constant currency are not measures calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Refer to the "Use of non-GAAP (Adjusted) Financial Measures" below and the Supplemental Financial Information accompanying this press release for more information on the calculation of constant currency and a reconciliation of these non-GAAP measures to the most closely comparable measure calculated in accordance with GAAP.

* We define TCV as the value of all active ratable contracts that have not been recognized as revenue, including both billed and unbilled backlog.

Customer Highlights

•Florida’s Leon County Government is benefiting from migrating to an Avaya Aura Subscription solution that brings Avaya Spaces™ collaboration and ease of growth/license management.
•U.S. national rail operator Amtrak recently chose an Avaya OneCloud Public solution for workforce engagement to deliver advanced quality monitoring and biometrics that will reduce losses from fraud by ~50% and drive up customer satisfaction through a deeper understanding of each interaction. In a competitive bid for the three-year contract supporting hundreds of Amtrak agents and supervisors, our ability to fully understand the customer’s needs and deliver full-cloud capabilities immediately was key to being chosen ahead of the incumbent provider as well as multiple other competitors.
•Finanz Informatik, the central service provider for savings banks in Germany, relies on an Avaya OneCloud Private UCaaS platform to deliver data center, applications, networks and related IT services to 300 savings banks, with 221,000 seats and 2 million calls per day. A new service contract is structured to deliver best-in-class service today and in the future, including Avaya Professional Services and Avaya Service Management and Maintenance.
•In India, global outsourcer Wipro BPM chose Avaya OneCloud Subscription as the next step on the digital transformation journey for their contact center due to ease of expansion, flexible migration as part of their cloud and automation plans, and based on Avaya’s many years of consistent service levels, including operations across 40+ ODC’s globally. Wipro’s approximately 3,500 agents can continue to deliver exceptional experiences to customers who are increasingly consuming all-digital services, with a full solution suite which includes multiple ecosystem components from our API Exchange hub marketplace.
•Transcosmos, a Japan-based global BPO, is composing effortless customer experiences, reducing wait times, and improving efficiencies and all-around satisfaction through the partnership of Avaya OneCloud CCaaS and Google Cloud Contact Center AI. This solution will drive productivity through intuitive and natural conversation interactions across any touchpoint with no agent intervention, and by providing sentiment analysis and contextual insights to agents during live conversations.
•MAHLE, a global automotive supplier with over 70,000 employees and 160 production locations, was struggling with inconsistent customer and employee experiences from their 19 disparate voice vendors. An Avaya OneCloud Private Cloud solution with Unified Communications now integrates with Microsoft Teams, providing MAHLE with a single partner and contract, a homogenous feature set, and SLA for all locations, as they also enjoy investment protection and reduced administration costs.
•Waste management, processing and recycling company Van Happen Containers in the Netherlands is leaving its on-premise model for a cloud strategy based on Avaya OneCloud CCaaS and Avaya Cloud Office. They will benefit from reliability, greatly reduced on-site systems maintenance, and platform integrations, along with the ability to connect and expand online services such as chat functionalities through Whatsapp and Facebook, all integrated with its CRM. Staff can communicate and collaborate across locations, in real time, with Avaya Cloud Office while agents serve customers via CCaaS applications for inquiries, scheduling drop-off and pick-up of trash and containers through customer selected contact channels.
•Preferred Home Care of New York receives thousands of calls per day. Their complicated and outdated phone system suffered from persistent outages that left patients at risk, staff stranded and agents at a standstill. Avaya Cloud Office by RingCentral provides a single, easy-to-administer collaboration platform across their locations for a reliable, consistent experience for patients, caregivers and employees. Their teams can even create call flows and queues to support the unique needs of different users.
•The Infoline subsidiary of OmanTel, the leading SP in the Sultanate of Oman, is one of the fastest-growing BPOs in the Middle East. Infoline decided to shift from a competitor’s on-premise solution to Avaya OneCloud CCaaS to meet projected market growth and to help them enhance customer, client, and employee experiences. With this public cloud solution, the BPO can deliver meaningful experiences for end customers via voice, web chat or email, supported by intelligent routing and composable workspaces that bring customer information from different applications into a single pane of glass.

Business Highlights

•Avaya was recognized as one of the Forbes 2021 "World's Best Employers," receiving this coveted distinction for the second consecutive year.
•Avaya and Microsoft announced a strategic relationship to create a powerful set of joint cloud communications solutions to define the future of customer and employee experiences. The joint solutions include the award-winning Avaya OneCloud CPaaS solution, now integrated with the voice, video, chat and SMS capabilities of Microsoft Azure Communication Services for combined global reach, scale and functionality.
•Avaya and Microsoft have also strengthened the integration of Avaya OneCloud CCaaS and Microsoft Azure to support:

◦The globally expanding availability of Avaya OneCloud CCaaS hosted in Azure
◦Avaya OneCloud CCaaS natively integrated with Microsoft Teams via the Microsoft Teams Connected Contact Center Certification Program
◦Avaya OneCloud CCaaS integration with Microsoft Dynamics 365
◦Avaya Session Border Controller is also now certified for Microsoft Teams Direct Routing and Media Bypass, all designed to complement Avaya’s OneCloud CCaaS solutions
•Avaya Spaces made a significant leap to the Visionary quadrant in the Gartner Magic Quadrant for Meeting Solutions in 2021, and did so in less than two years of availability in the market. According to Gartner, “Meeting solutions blend communications, collaboration and content sharing to enable virtual meeting scenarios to satisfy a variety of use cases. By 2024, the virtual visual campus will become the center of 30% of meeting experiences, up from 5% today, as focus shifts to enabling collaboration equity to drive interactive and dynamic engagement.” In a landscape that was largely unchanged from 2020, Avaya was one of only two vendors to see a quadrant leap in the MQ. This is an unprecedented accomplishment for Avaya and a clear validation of the company’s strategy, completeness of vision, and ability to execute.
•Avaya Experience Builders™ was launched, as a global ecosystem of Avaya services, partners and developers focused on helping organizations build better experiences for employees and customers, wherever and whenever communications and collaboration happen. The needs of customers have changed dramatically, and this ecosystem is uniquely positioned to deliver next-generation customer and employee experiences through the Avaya OneCloud AI-powered experience platform.
•Avaya was recognized by Metrigy as a MetriStar Top Provider for Workforce Optimization (WFO) Platform and with a MetriStar Top Customer Sentiment award for Avaya OneCloud™ UCaaS. Avaya was singled out based on its achievements in delivering innovation for customer engagement, and helping organizations achieve business goals, revenue objectives and efficiencies.
•Avaya earned Frost & Sullivan’s Competitive Strategy Leadership Award for Avaya OneCloud CPaaS. According to the report, Avaya stands out in the CPaaS marketplace in important ways, particularly when compared to transactional CPaaS providers. This includes an enterprise focus that understands the unique challenges of vertical industries and integrating with critical business applications rather than overlaying another solution or service on a customer’s existing applications.
•Avaya was recognized with two UC Today 2021 Awards: Best Use of AI for the Avaya Spaces workstream collaboration solution; and Best CPaaS Solution for Avaya OneCloud CPaaS.
•Avaya released its annual Corporate Responsibility Report, highlighting the progress made regarding prioritized environmental, social and governance initiatives, including climate, diversity, and cybersecurity and data privacy. The report showcases the policies and programs that drive the company’s commitment to creating value and making a positive and lasting impact for its stakeholders, reducing its impact on the environment, offering a safe and inclusive workplace for all employees and giving back to the communities where Avayans live and work.

•CRN®, a brand of The Channel Company, named Hope Davó, Avaya National Partner Manager, to its 2021 list of Rising Female Stars. This list honors up-and-coming, talented women in the IT channel whose contributions are shaping the future of the channel through their leadership, tireless dedication and innovative ideas. Selected by the CRN editorial team, the second annual Rising Female Stars list is made up of exceptional channel leadership candidates. Honorees are selected for their unique experience, expertise, impact on their partners and dedication to the IT channel.

Financial Outlook - 1Q Fiscal 2022 - unless otherwise noted, values reflect October 31, 2021 FX rates.
•Revenue of $725 million to $745 million
•GAAP operating income of $33 million to $48 million; GAAP operating margin of 5% to 6%
•Non-GAAP operating income of $131 million to $146 million; non-GAAP operating margin of ~18% to 20%
•Adjusted EBITDA of $160 million to $175 million; Adjusted EBITDA margin of ~23%
•Non-GAAP EPS of $0.63 to $0.75

Financial Outlook - Fiscal Year 2022 - unless otherwise noted, values reflect October 31, 2021 FX rates.
•Revenue of $2.975 billion to $3.025 billion
•OneCloud ARR expected to be $880 million to $910 million by year end FY22
•CAPS revenue will represent between 45% and 50% of Avaya's total revenue for FY22
•GAAP operating income of $193 million to $213 million; GAAP operating margin of ~7%
•Non-GAAP operating income of $577 million to $597 million; non-GAAP operating margin of ~19% to 20%
•Adjusted EBITDA of $700 million to $720 million; Adjusted EBITDA margin of ~24%
•Non-GAAP EPS of $2.85 to $3.03
•Cash flow from operations expected to be approximately 1% of revenue, as an outcome of the company’s accelerated success in moving to a recurring revenue model which is resulting in higher working capital requirements
•Approximately 88 million to 90 million diluted weighted average shares outstanding

Financial Outlook - Fiscal Year 2023 and 2024 - unless otherwise noted, values reflect October 31, 2021 FX rates. We are targeting:
•Revenue growth in the low to mid-single digit percent range year-over-year in fiscal 2023 and in the mid- to high-single digit percent range year-over-year in fiscal 2024
•OneCloud ARR of $2 billion at end of fiscal 2024
•Adjusted EBITDA margin of 23% to 24%

•Cash flow from operations in the mid- to high-single digit percent of revenue for fiscal 2023, and low-double digit percent of revenue for fiscal 2024

The company has not quantitatively reconciled its guidance for adjusted EBITDA, non-GAAP Operating income, or non-GAAP EPS to their respective most comparable GAAP measure because certain of the reconciling items that impact these metrics including, provision for income taxes, restructuring charges, net of sublease income, advisory fees, acquisition-related costs and change in fair value of warrants affecting the period, have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, reconciliations to the nearest GAAP financial measures are not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results as reported under GAAP.

As Avaya’s CAPS metric reflects revenue that is already recognized, management believes it would be helpful to provide investors with a better view into the performance of the company’s broader-based OneCloud software solutions that are driving the company’s recurring revenue growth by also providing a forward-looking metric, Annualized Recurring Revenue, or OneCloud ARR.

OneCloud ARR represents our estimate of the annualized revenue run-rate of certain components from active term OneCloud contracts (whether or not terminable) at the end of the reporting period. More specifically, OneCloud ARR includes OneCloud subscription revenue, ACO recurring revenue and revenue from CCaaS, Spaces, CPaaS, DaaS and private cloud, and excludes maintenance, managed services revenue and ACO one-time payments. The One Cloud ARR metric, combined with the company’s CAPS metric, provides investors enhanced visibility into Avaya’s transformational Cloud journey. Per period OneCloud ARR figures are provided in the slides published on Avaya’s website at http://www.avaya.com on the Investor Relations page.

Avaya’s outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments, or other significant transactions that may be completed after the date hereof. Actual results may differ materially from Avaya’s outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast
Avaya will host a live webcast and conference call to discuss its financial results at 8:30 AM Eastern Time on November 22, 2021. To access the live conference call by phone, listeners should dial +1-877-858-7671 in the U.S. or Canada and +1-201-389-0939 for international callers. To join the live webcast, listeners should access the investor page of Avaya's website at https://investors.avaya.com.

Following the live webcast, a replay will be available on the investor page of Avaya's website for a period of one year. A replay of the conference call will be available for one week soon after the call by phone by dialing +1-877-660-6853 in the U.S. or Canada and +1-201-612-7415 for international callers, using the conference access code: 13724532.
About Avaya
Businesses are built by the experiences they provide, and everyday millions of those experiences are delivered by Avaya Holdings Corp. (NYSE: AVYA). Avaya is shaping what's next for the future of work, with innovation and partnerships that deliver game-changing business benefits. Our cloud communications solutions and multi-cloud application ecosystem power personalized, intelligent, and effortless customer and employee experiences to help achieve strategic ambitions and desired outcomes. Together, we are committed to help grow your business by delivering Experiences that Matter. Learn more at http://www.avaya.com.

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could,“ "estimate," "expect," "intend," "may," "might," “our vision,” "plan," "potential," "preliminary," "predict," "should,“ "will," or “would” or the negative thereof or other variations thereof or comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. These statements, including the Company’s outlook, do not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments or other strategic transactions completed after the date hereof. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Risks and uncertainties that may cause these forward-looking statements to be inaccurate include, among others, termination or modification of current contracts which could impair attainment of our OneCloud ARR metric; the duration, severity and impact of the coronavirus pandemic (“COVID-19”), including the emergence of new variants, governmental and business responses to COVID-19, changes in infection rates and the effectiveness of vaccines, as well as the speed with which the vaccine can be distributed, and the impact the pandemic and such responses have on our business, financial performance, liquidity; and other factors discussed in the Company's Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties may cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a further list and description of such risks and uncertainties, please refer to the Company’s filings with the SEC that are available at www.sec.gov. The Company cautions you that the list of important factors included in the Company’s SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Avaya Holdings Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Three months ended September 30,		Fiscal years ended September 30,
	2021	2020	2021	2020
REVENUE
Products	$246	$269	$992	$1,073
Services	514	486	1,981	1,800
	760	755	2,973	2,873
COSTS
Products:
Costs	103	106	398	405
Amortization of technology intangible assets	44	44	173	174
Services	198	187	752	714
	345	337	1,323	1,293
GROSS PROFIT	415	418	1,650	1,580
OPERATING EXPENSES
Selling, general and administrative	268	250	1,053	1,013
Research and development	61	52	228	207
Amortization of intangible assets	40	39	159	161
Impairment charges	—	—	—	624
Restructuring charges, net	13	3	30	30
	382	344	1,470	2,035
OPERATING INCOME (LOSS)	33	74	180	(455)
Interest expense	(53)	(64)	(222)	(226)
Other income, net	33	7	44	63
INCOME (LOSS) BEFORE INCOME TAXES	13	17	2	(618)
(Provision for) benefit from income taxes	(7)	20	(15)	(62)
NET INCOME (LOSS)	$6	$37	$(13)	$(680)
EARNINGS (LOSS) PER SHARE
Basic	$0.06	$0.40	$(0.20)	$(7.45)
Diluted	$0.06	$0.39	$(0.20)	$(7.45)
Weighted average shares outstanding
Basic	84.5	83.4	84.5	92.2
Diluted	86.9	84.3	84.5	92.2

Avaya Holdings Corp.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share and shares amounts)

	As of September 30,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$498	$727
Accounts receivable, net	307	275
Inventory	51	54
Contract assets, net	518	296
Contract costs	117	115
Other current assets	100	112
TOTAL CURRENT ASSETS	1,591	1,579
Property, plant and equipment, net	295	268
Deferred income taxes, net	40	31
Intangible assets, net	2,235	2,556
Goodwill	1,480	1,478
Operating lease right-of-use assets	135	160
Other assets	209	159
TOTAL ASSETS	$5,985	$6,231
LIABILITIES
Current liabilities:
Accounts payable	$295	$242
Payroll and benefit obligations	193	198
Contract liabilities	360	446
Operating lease liabilities	49	49
Business restructuring reserves	19	21
Other current liabilities	181	181
TOTAL CURRENT LIABILITIES	1,097	1,137
Non-current liabilities:
Long-term debt	2,813	2,886
Pension obligations	648	749
Other post-retirement obligations	153	215
Deferred income taxes, net	53	38
Contract liabilities	305	373
Operating lease liabilities	102	129
Business restructuring reserves	25	28
Other liabilities	267	312
TOTAL NON-CURRENT LIABILITIES	4,366	4,730
TOTAL LIABILITIES	5,463	5,867
Commitments and contingencies
Preferred stock, $0.01 par value; 55,000,000 shares authorized at September 30, 2021 and 2020
Convertible series A preferred stock; 125,000 shares issued and outstanding at September 30, 2021 and 2020	130	128
STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 550,000,000 shares authorized; 84,115,602 shares issued and outstanding at September 30, 2021; and 83,278,383 shares issued and outstanding at September 30, 2020	1	1
Additional paid-in capital	1,467	1,449
Accumulated deficit	(985)	(969)
Accumulated other comprehensive loss	(91)	(245)
TOTAL STOCKHOLDERS' EQUITY	392	236
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$5,985	$6,231

Avaya Holdings Corp.
Condensed Statements of Cash Flows
(Unaudited; in millions)

	Fiscal years ended September 30,
	2021	2020
Net cash provided by (used for):
Operating activities	$30	$147
Investing activities	(117)	314
Financing activities	(142)	(489)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	—	3
Net decrease in cash, cash equivalents, and restricted cash	(229)	(25)
Cash, cash equivalents, and restricted cash at beginning of period	731	756
Cash, cash equivalents, and restricted cash at end of period	$502	$731

Avaya Holdings Corp.
Supplemental Schedule of Revenue by Segment and Geography
(Unaudited; in millions)

	Three months ended September 30,		Change			Three months ended June 30, 2021	Fiscal year ended September 30, 2021	Fiscal year ended September 30, 2020
	2021	2020	Amount	Pct.	Pct., net of fx impact
Revenue by Segment
Products & Solutions	$246	$269	$(23)	(9)%	(8)%	$254	$992	$1,074
Services	514	488	26	5%	6%	478	1,982	1,805
Unallocated amounts	—	(2)	2	(1)	(1)	—	(1)	(6)
Total revenue	$760	$755	$5	1%	1%	$732	$2,973	$2,873

Revenue by Geography
U.S.	$459	$447	$12	3%	3%	$418	$1,704	$1,640
International:
Europe, Middle East and Africa	169	178	(9)	(5)%	(4)%	181	732	714
Asia Pacific	73	74	(1)	(1)%	—%	72	297	296
Americas International - Canada and Latin America	59	56	3	5%	1%	61	240	223
Total International	301	308	(7)	(2)%	(2)%	314	1,269	1,233
Total revenue	$760	$755	$5	1%	1%	$732	$2,973	$2,873
(1) Not meaningful.

Use of non-GAAP (Adjusted) Financial Measures
The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), including financial measures labeled as “non-GAAP” or “adjusted.”
EBITDA is defined as net income (loss) before income taxes, interest expense, interest income and depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude certain charges and other adjustments described in our SEC filings and the tables below.
We believe that including supplementary information concerning adjusted EBITDA is appropriate because it serves as a basis for determining management and employee compensation and it is used as a basis for calculating covenants in our credit agreements. In addition, we believe adjusted EBITDA provides more comparability between our historical results and results that reflect purchase accounting and our current capital structure. We also present adjusted EBITDA because we believe analysts and investors utilize these measures in analyzing our results. Adjusted EBITDA measures our financial performance based on operational factors that management can impact in the short-term, such as our pricing strategies, volume, costs and expenses of the organization, and it presents our financial performance in a way that can be more easily compared to prior quarters or fiscal years.
EBITDA and adjusted EBITDA have limitations as analytical tools. EBITDA measures do not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Adjusted EBITDA excludes the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations but that still affect our net income. In particular, our formulation of adjusted EBITDA allows adjustment for certain amounts that are included in calculating net income (loss), however, these are expenses that may recur, may vary and are difficult to predict. In addition, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.
We also present the measures non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per share as a supplement to our unaudited condensed consolidated financial statements presented in accordance with GAAP. We believe these non-GAAP measures are the most meaningful for period to period comparisons because they exclude the impact of the earnings and charges noted in the applicable tables below that resulted from matters that we consider not to be indicative of our ongoing operations.
The company presents constant currency information to provide a framework to assess how the company’s underlying businesses performance excluding the effect of foreign currency rate fluctuations. To present this information for current and comparative prior period results for entities reporting in currencies other than U.S. dollars, the amounts are converted into U.S. dollars at the exchange rate in effect on the last day of the company’s prior fiscal year (i.e. September 30, 2020).
In addition, we present the liquidity measures of free cash flow. Free cash flow is calculated by subtracting capital expenditures from Net cash provided by operating activities. We believe free cash flow is a measure often used by analysts and investors to compare the cash flow and liquidity of companies in the same industry.
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as substitute for, or superior to, the financial information prepared and presented in accordance with GAAP and may be different from the non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
We do not provide a forward-looking reconciliation of expected first quarter and full year fiscal 2022 non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, non-GAAP earnings per share or adjusted EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts. These special items could be meaningful.
The following tables reconcile historical GAAP measures to non-GAAP measures.

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Adjusted EBITDA
(Unaudited; in millions)

	Three months ended,			Fiscal years ended,
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income (loss)	$6	$43	$37	$(13)	$(680)
Interest expense	53	54	64	222	226
Interest income	—	—	—	(1)	(6)
Provision for (benefit from) income taxes	7	(46)	(20)	15	62
Depreciation and amortization	111	105	104	425	423
EBITDA	177	156	185	648	25
Impact of fresh start accounting adjustments (1)	—	1	1	2	1
Restructuring charges (2)	13	5	2	28	20
Advisory fees (3)	—	—	—	—	40
Acquisition-related costs	1	2	—	3	—
Share-based compensation	14	14	9	55	30
Impairment of goodwill	—	—	—	—	624
Pension and post-retirement benefit costs	—	(1)	—	(1)	—
Gain on post-retirement plan settlement	—	—	—	(14)	—
Change in fair value of Emergence Date Warrants	(26)	—	3	1	3
(Gain) loss on foreign currency transactions	—	(4)	—	(3)	16
Gain on investments in equity and debt securities, net(4)	—	—	—	—	(49)
Adjusted EBITDA	$179	$173	$200	$719	$710
(1)The impact of fresh start accounting adjustments in connection with the Company's emergence from bankruptcy.
(2)Restructuring charges represent employee separation costs and facility exit costs (excluding the impact of accelerated depreciation expense) related to the Company's restructuring programs, net of sublease income.
(3)Advisory fees represent costs incurred to assist in the assessment of strategic and financial alternatives to improve the Company's capital structure.
(4)Realized and unrealized gains on investments in equity securities, net of impairment of investments in debt securities.

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Earnings per Share
(Unaudited; in millions)

	Three months ended,			Fiscal years ended,
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
GAAP Net Income (Loss)	$6	$43	$37	$(13)	$(680)
Non-GAAP Adjustments:
Impact of fresh start accounting	—	1	1	2	6
Restructuring charges, net(1)	13	5	2	29	25
Advisory fees(2)	—	—	—	—	40
Acquisition-related costs	1	2	—	3	—
Share-based compensation	14	14	9	55	30
Impairment of goodwill	—	—	—	—	624
Pension and post-retirement benefit costs	—	(1)	—	(1)	—
Gain on post-retirement plan settlement	—	—	—	(14)	—
Change in fair value of Emergence Date Warrants	(26)	—	3	1	3
(Gain) loss on foreign currency transactions	—	(4)	—	(3)	16
Gain on investments in equity and debt securities, net(3)	—	—	—	—	(49)
Amortization of intangible assets	84	83	83	332	335
Income tax expense effects(4)	(18)	(70)	(49)	(87)	(41)
Non-GAAP Net Income	$74	$73	$86	$304	$309

Dividends and accretion to preferred stockholders	(1)	(1)	(1)	(4)	(7)
Undistributed Non-GAAP Income	$73	$72	$85	$300	$302
Percentage allocated to common stockholders(5)	91.2%	91.3%	91.2%	91.2%	92.8%
Numerator for Non-GAAP diluted earnings per common share	$67	$66	$78	$274	280

Diluted Weighted Average Shares - GAAP	86.9	88.0	84.3	84.5	92.2
Share adjustment(6)	—	(0.2)	—	2.3	0.3
Diluted Weighted Average Shares - Non-GAAP	86.9	87.8	84.3	$86.8	92.5

GAAP Earnings (Loss) per Share - Diluted	$0.06	$0.43	$0.39	$(0.20)	$(7.45)
Non-GAAP Earnings per Share - Diluted	$0.77	$0.75	$0.93	$3.16	$3.03
(1)Restructuring charges, net represent employee separation costs and facility exit costs related to the Company's restructuring programs, net of sublease income.
(2)Advisory fees represent costs incurred to assist in the assessment of strategic and financial alternatives to improve the Company's capital structure.
(3)Realized and unrealized gains on investments in equity securities, net of impairment of investments in debt securities.
(4)The Company’s calculation of non-GAAP income taxes reflects a 25% fixed non-GAAP effective tax rate based on a blended U.S. federal and state tax rate, given the Company’s operating structure. The non-GAAP effective tax rate may differ significantly from the GAAP effective tax rate. The non-GAAP effective tax rate could be subject to change for a number of reasons, including but not limited to, changes resulting from tax legislation, material changes in revenues or expenses and other significant events. The Company will continuously assess its estimated non-GAAP effective tax rate in connection with its calculation of non-GAAP net income and non-GAAP net income per diluted share in future periods.
(5)The Company's preferred shares are participating securities, which requires the application of the two-class method to calculate diluted earnings per share. Under the two-class method, undistributed earnings are allocated to common stock and participating securities according to their respective participating rights in undistributed earnings. The percentage allocated to common stockholders reflects the proportion of weighted average common stock outstanding to the weighted average of common stock and common stock equivalents (preferred shares).
(6)Includes the impact of our bond hedge transaction which is anti-dilutive in diluted GAAP earnings (loss) per share but is expected to mitigate the dilutive effect of our convertible notes and therefore are included in the calculations of non-GAAP diluted shares outstanding. In periods with a GAAP net loss, the share adjustment also reflects the dilutive impact of certain securities, which are excluded from the computation of diluted GAAP loss per share as they are anti-dilutive.

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Reconciliations of Gross Margin and Operating Income
(Unaudited; in millions)

	Three months ended,			Fiscal years ended,
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin
Gross Profit	$415	$407	$418	$1,650	$1,580
Items excluded:
Adj. for fresh start accounting	—	—	1	1	7
Amortization of technology intangible assets	44	43	44	173	174
Non-GAAP Gross Profit	$459	$450	$463	$1,824	$1,761
GAAP Gross Margin	54.6%	55.6%	55.4%	55.5%	55.0%
Non-GAAP Gross Margin	60.4%	61.5%	61.3%	61.4%	61.3%

Reconciliation of Non-GAAP Operating Income (Loss)
Operating Income (Loss)	$33	$41	$74	$180	$(455)
Items excluded:
Adj. for fresh start accounting	—	1	1	2	6
Amortization of intangible assets	84	83	83	332	335
Restructuring charges, net	13	5	3	30	30
Advisory fees	—	—	—	—	40
Acquisition-related costs	1	2	—	3	—
Share-based compensation	14	14	9	55	30
Impairment of goodwill	—	—	—	—	624
Non-GAAP Operating Income	$145	$146	$170	$602	$610
GAAP Operating Margin	4.3%	5.6%	9.8%	6.1%	(15.8)%
Non-GAAP Operating Margin	19.1%	19.9%	22.5%	20.2%	21.2%

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Reconciliation of Gross Profit and Gross Margin by Portfolio
(Unaudited; in millions)

	Three months ended,			Fiscal years ended,
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Products & Solutions
Revenue	$246	$254	$269	$992	$1,073
Costs	103	98	106	398	405
Amortization of technology intangible assets	44	43	44	173	174
GAAP Gross Profit	99	113	119	421	494
Items excluded:
Adj. for fresh start accounting	—	—	(1)	—	1
Amortization of technology intangible assets	44	43	44	173	174
Non-GAAP Gross Profit	$143	$156	$162	$594	$669
GAAP Gross Margin	40.2%	44.5%	44.2%	42.4%	46.0%
Non-GAAP Gross Margin	58.1%	61.4%	60.2%	59.9%	62.3%

Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Services
Revenue	$514	$478	$486	$1,981	$1,800
Costs	198	184	187	752	714
GAAP Gross Profit	316	294	299	1,229	1,086
Items excluded:
Adj. for fresh start accounting	—	—	2	1	6
Non-GAAP Gross Profit	$316	$294	$301	$1,230	$1,092
GAAP Gross Margin	61.5%	61.5%	61.5%	62.0%	60.3%
Non-GAAP Gross Margin	61.5%	61.5%	61.9%	62.1%	60.7%
Avaya Holdings Corp.
Supplemental Schedules of Free Cash Flow
(Unaudited; in millions)

	Three months ended,
	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Net cash (used for) provided by operating activities	$(5)	$11	$(24)	$48	$70
Less:
Capital expenditures	28	25	26	27	26
Free cash flow	$(33)	$(14)	$(50)	$21	$44

Source: Avaya Newsroom

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